Exhibit 10.48

AMENDMENT TO
CHANGE OF CONTROL AGREEMENT

This Amendment to the Change of Control Agreement (this "Amendment") is made effective the 24th day of October, 2012 (the "Effective Date") between Banner Pharmacaps Inc. (the "Company") and Aqeel Fatmi (the "Employee").
WHEREAS, Employee and the Company entered into that certain Change of Control Agreement dated August 6, 2012, (the "CoC Agreement"), setting forth the rights and entitlements of the Employee on a termination of his employment in the circumstances set forth therein;
WHEREAS, Sobel Best N.V., Patheon, Inc. and VION Holding N.V. are contemplating a transaction whereby Patheon, Inc. will purchase all of the issued and outstanding shares of the capital stock of each of Sobel USA and Banner Europe (the "Transaction");
WHEREAS, Patheon and the Company wish to provide to the Employee an additional incentive to remain with the Company after the closing of the Transaction (the "Closing Date") by providing for an additional payment (the "Stay Bonus") to the Employee if the Employee is employed by the Company on the first anniversary of the Closing Date;
WHEREAS, the Company is a wholly-owned subsidiary of Sobel USA and the Transaction would constitute a Change of Control under the CoC Agreement;
WHEREAS, after the Closing Date Patheon proposes to institute new incentive and benefit plans for the Company, which plans are generally described in Annex 1 hereto, in place of the Company's existing incentive and benefit plans, and such changes could give the Employee the right to resign with "Good Reason" under the CoC Agreement; and
WHEREAS, Patheon wishes to maintain after the Closing Date the flexibility to institute changes in the Employee's duties, authorities and responsibilities without such changes giving rise to the Employee having the right to resign with "Good Reason" under the CoC Agreement;
NOW, THEREFORE, in consideration of the foregoing, the mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and Company, intending to be legally bound, agree as follows:
1.Stay Bonus: The Company hereby agrees to pay Employee a cash bonus in the amount of nine (9) months' base salary (as in effect immediately prior to the Closing Date) (the "Stay Bonus") if the Employee continues to be employed by the Company on the first anniversary of the Closing Date. The Stay Bonus shall be a single sum cash payment, subject to applicable withholding and deductions, and paid within thirty (30) days of the first anniversary of the Closing Date.

2.Amendment of CoC Agreement. Except as explicitly amended by this Amendment, the provisions of the CoC Agreement shall continue in full force and effect. The definition of Good Reason in the CoC Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

"Good Reason" means (i) a relocation of the Employee more than fifty (50) miles from the Employee's current place of employment, or (ii) the occurrence of a material reduction of the Employee's base salary without the consent of the Employee.
3.Termination of Long Term Incentive Plan. The Employee understands that if the Transaction occurs, Patheon plans to cause the Company to replace the Company's current Global Leadership Team Variable Compensation Incentive Plans, including the long term component thereof known as the Global Leadership Team Long-Term Variable Compensation Incentive Plan (the "LTIP") with the plans described in Annex 1. The Employee acknowledges that he is not currently owed any amount under the LTIP and that the Company may terminate the LTIP at any time. Employee agrees that if the Company terminates LTIP effective the Closing Date, he shall not have any claim against the Company for the value of any Units previously allocated to Employee under the LTIP or any other claim in respect of such termination; provided, however, that no such termination of the LTIP shall be deemed to limit the amount of the benefit payable under Section 3(a) of the CoC Agreement and if such benefit becomes payable, the amount thereof shall be calculated as if the LTIP remained in effect.

4.Effectiveness. This Amendment shall be null and void if the Transaction does not occur.

5.Counterparts. This Amendment may be executed in two or more counterparts, all of which shall, in the aggregate, be considered one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of October 24, 2012.

BANNER PHARMACAPS INC.

By:	/s/Roger Gordon
Roger Gordon

EMPLOYEE

/s/ Aqeel Fatmi
Aqeel Fatmi

Annex 1
Summary of Key Terms of the Benefit Programs of
Patheon Pharmaceutical Services Inc.
(the "Company")

1.	Performance Bonus

In addition to base salary, Executive will be eligible to receive a target performance bonus of up to forty percent (40%) of Executive's Base Salary, based on achieving predetermined financial and other targets recommended by the Chief Executive Officer. For fiscal 2012, any performance bonus will be prorated from the closing of the Transaction (the "Effective Date").

2.	Equity Compensation — Stock Options

Executive will be eligible to participate in Patheon's 2011 Amended and Restated Incentive Stock Option Plan (the "Stock Option Plan") and to be awarded stock options from time to time in accordance with the terms of such Plan and related stock option award agreement (together, with the Stock Option Plan, the "Stock Option Related Documents").
Subject to approval of the Board of Directors of Patheon (the "Board") at a meeting following the Effective Date, the Executive will be granted options to acquire shares of Patheon's restricted voting shares, depending on the Executive's level, subject to the Stock Option Related Documents. Except as otherwise provided in the Stock Option Related Documents, the options will vest in five (5) equal installments on each of the first five (5) anniversaries of the Effective Date, subject to the Executive's continued employment with the Patheon Group until the relevant vesting dates. The subscription price for the shares under option will be the market price (as defined in the Stock Option Plan) on the date of grant. All options granted to the Executive will expire ten (10) years from the date of grant.
During the Executive's employment, at the discretion of the Board or its delegate, the Executive also will be eligible to receive additional stock options and other long-term incentives under the Stock Option Plan or any similar plan adopted by Patheon from time to time in the course of its periodic review of executive compensation arrangements.
Executive will be expected to comply with the terms of any share ownership guidelines implemented by Patheon, as amended from time to time,

3.	Employee Benefits

Executive will be entitled to participate in all employee pension, healthcare and welfare benefits programs of the Company, in accordance with the then applicable terms, conditions and eligibility requirements of such programs that are offered from time to time to U.S.

resident-based employees at the Executive's level, including medical, dental, life insurance, 401-K retirement plans and other health benefit programs.
In addition, the Executive will be entitled to four (4) weeks of vacation time, subject to the Company's vacation policy, as may be in effect from time to time, which will be pro-rated based on the Effective Date. Further, the Executive will be entitled to four (4) floating holidays annually and twenty-four (24) hours for emergency time off annually, each in accordance with the Company's policies, as may be in effect from time to time, and pro-rated based on the Effective Date.